SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 17, 2006
(Date of Earliest Event Reported)

Clarient, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-22677	75-2649072
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

33171 Paseo Cerveza, San Juan Capistrano, California		92675
(Address of Principal Executive Offices)		(Zip Code)

(949) 443-3355

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Adoption of 2006 Incentive Plan

On March 17, 2006, the Board of Directors (the “Board”) of Clarient, Inc. (the “Company”) adopted the 2006 Management Incentive Plan (the “2006 Incentive Plan”) to provide cash incentives for the Registrant’s executive officers and certain other employees. The 2006 Incentive Plan is intended to assist the Registrant in attracting, retaining and motivating highly qualified and experienced managers. The 2006 Incentive Plan rewards corporate and individual performance with a goal of helping to align the total compensation of the participants with the interests of the Registrant’s stockholders.

Under the 2006 Incentive Plan, variable cash incentives, if any, will be paid based on the achievement of specified corporate and individual objectives. The variable cash incentive component of each participant’s total compensation is based on a target amount. The target incentive awards range from 75% of salary compensation for the Chief Executive Officer to 10% of salary for certain Non-Officers of the Company. Each participant can earn up to twice their target based on very high achievement to these objectives established by the Board.

Pursuant to the 2006 Incentive Plan, the variable cash incentive for the Company’s officers will be determined based on the following factors:(i) 75% based on achievement of the Company’s financial objectives, (ii) 15% based on the achievement of corporate objectives, and (iii) 10% based on the achievement of certain human resource and leadership objectives with a potential payout at target incentive levels of approximately $1.0 million. Non-officer incentives for 2006 will be determined based on the following factors:(i) 60% based on achievement of financial objectives, (ii) 30% based on the achievement of corporate objectives, and (iii) 10% based on the achievement of human resource and leadership objectives, with a potential payout at target incentive levels of approximately $0.7 million.

There is no mandatory minimum award payable under the 2006 Incentive Plan. Bonus awards are subject to the approval of the Board, and are based on a combination of total corporate performance and individual performance. The Board, in its discretion, may award bonuses even if the Plan’s financial targets are not met.

The Board also approved the financial and the corporate objectives for the 2006 Incentive Plan. These financial objectives are based on achieving specified levels of improvement in revenue and EBITDA. The corporate objectives are (i) achieving specified business objectives within the Services Group; (ii) achieving specified business objectives within the Technology Group; and (iii) achieving specified business milestones across company-wide operations.

Option Grant to Jon  R. Wampler

Also on March 17, 2006 the Board approved a grant to Jon R. Wampler of 25,000 non-qualified options to purchase the Company’s common stock in exchange for his agreement to cancel 45,000 options granted to him prior to March 2002 which had exercise prices ranging from $4.34 to $13.06. The Board believed that the option grant to Mr. Wampler was appropriate given his many years of service to the Company. The options will be granted with an exercise price equal to the fair market value of the Company’s common stock at the close of trading on March 17, 2006. Mr. Wampler is a member of the Company’s Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clarient, Inc.

Date: March 22, 2006	By:	/s/ John A. Roberts
	Name:	John A. Roberts
	Title:	Acting Chief Financial Officer